Exhibit 99.1

VRINGO ANNOUNCES 2016 Q1 EARNINGS AND NAME CHANGE TO

FORM HOLDINGS CORP.

Ticker Symbol Change to “FH” Effective May 9, 2016

Conference Call Scheduled Today at 4:30 p.m. Eastern Time

NEW YORK – May 5, 2016 - Vringo, Inc. (NASDAQ: VRNG), a diversified holding company, today announced operating results for the quarter ended March 31, 2016 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, provided an update on its ongoing business operations and announced that it will change its corporate name to FORM Holdings Corp., formalizing the Company’s transformation into a diversified holding company.

The name change was approved by the Company's board of directors on April 12, 2016 and will be effective May 6, 2016 at 5:00 p.m., Eastern Time. To reflect the change, the Company has also chosen to modify its NASDAQ ticker symbol. FORM Holdings will trade on the NASDAQ under the new ticker symbol "FH" upon the opening of market trading on May 9, 2016.

"Our company has transformed over the past year with the acquisitions of Group Mobile and FLI Charge" said Andrew D. Perlman, Chief Executive Officer of the Company. "The name FORM Holdings marks our evolution into a platform for identifying, investing in and developing businesses with potential growth characteristics. We believe that the name change will help further establish our identity as a diversified holding company and distinguish our parent company from our operating businesses."

Operating Results for the Quarter Ended March 31, 2016 and Subsequent Events

▪	As of May 5, 2016, we had approximately $30.0 million of cash and accounts receivable, including $20.5 million of cash and $9.5 million of accounts receivable. As of March 31, 2016, we had $22.4 million of cash, court deposits and accounts receivable, including $20.6 million of cash, $0.8 million of court deposits and $1.0 million of accounts receivable, both of which were subsequently collected.

▪	We generated total revenue of $2.0 million and $0.2 million for the quarters ended March 31, 2016 and March 31, 2015, respectively. We expect our revenue to increase significantly during 2016 as we continue to grow Group Mobile and FLI Charge.

▪	During the quarter ended March 31, 2016, our average monthly cash used in operating activities was approximately $1.8 million, $5.4 million total for the quarter, which included approximately $3.0 million for litigation related activities that have since been withdrawn or dismissed, compared to approximately $1.2 million of monthly cash used during the quarter ended March 31, 2015.

▪	Net operating loss was approximately $3.6 million (including non-cash expenses) for the quarter ended March 31, 2016 compared to $6.8 million for the quarter ended March 31, 2015. The non-cash expenses, which primarily relate to share based compensation and amortization of patents, technology, and trade names were $1.3 million and $2.9 million for the quarters ended March 31, 2016 and March 31, 2015, respectively. Excluding non-cash expenses, the net operating loss was $2.3 million for the quarter ended March 31, 2016.

▪	On a per share basis, our total net loss was $0.28 per basic and diluted share for the quarter ended March 31, 2016, compared to a net loss of $0.75 per basic and diluted share for the quarter ended March 31, 2015.

Conference Call

The Company will host a conference call today at 4:30 p.m., Eastern Time, to discuss operating results for the first quarter of 2016, provide updates on each of the Company’s business segments and expand upon the Company’s repositioning as a holding company. Members of the Company’s management team, including Andrew D. Perlman, Chief Executive Officer; Anastasia Nyrkovskaya, Chief Financial Officer; Clifford J. Weinstein, Executive Vice President and President of FLI Charge; and David L. Cohen, Chief Legal and Intellectual Property Officer will participate.

Join the Conference Call via Webcast

1.	Visit http://bit.ly/1SwfW9n before the start time to join the web portion of this event.
2.	Enter your First Name, Last Name, Company, and Email Address and select "Submit".
3.	Select the "Launch Webcast" icon to view the event.

Join the Conference Call via Assisted Dial-In

To access the conference call by telephone, interested parties should dial (888) 390-3967 (U.S. and Canada) or (862) 255-5351 (international) and reference Vringo.

Replay

An audio webcast of the conference call will be available within the "Presentations" section of the Company’s investor relations website shortly after the end of the conference call.

About Vringo, Inc.

Vringo, Inc. is a diversified technology company engaged in the innovation, development, commercialization and monetization of three operating segments: FLI Charge, Group Mobile, and Intellectual Property. FLI Charge is dedicated to the licensing and commercialization of wire-free power technologies. Group Mobile is dedicated to the marketing and sale of rugged computing devices. Intellectual Property consists of a portfolio of more than 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies; visit: www.vringo.com | www.flicharge.com | www.groupmobile.com

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of litigation; our inability to monetize and recoup our investment with respect to patent assets and other businesses that that we have acquired or acquire in the future; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom computing industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; general economic conditions and level of information technology and consumer electronics spending; the potential loss of one or more of our significant Original Equipment Manufacturer (“OEM”) suppliers, the potential lack of market acceptance of our products; market acceptance, quality, pricing, availability and useful life of our products and services, as well as the mix of our products and services sold; potential competition from other providers and products; our inability to retain key members of our management team; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 10, 2016 and our quarterly report on Form 10-Q to be filed on May 5, 2016.  The Company expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media

212-309-7549

info@VringoInc.com